Exhibit 99.1

            Balchem Corporation Announces Second Quarter 2007 Results
            ---------------------------------------------------------
                        New Hampton, NY - August 1, 2007

                       BALCHEM CORPORATION (NASDAQ: BCPC)
       reported as follows (unaudited) for the period ended June 30, 2007
                ($000 Omitted Except for Net Earnings Per Share)

      All per share information has been adjusted to reflect the three for two stock split effected in the form of a 50% stock dividend declared on December 15, 2006.

                       For the Three Months Ended June 30,

                                                             2007        2006
                                                           --------    --------

Net sales                                                  $ 44,371    $ 25,100
Gross profit                                                 12,182       8,800
Operating expenses                                            5,393       3,930
                                                           --------    --------
Earnings from operations                                      6,789       4,870
Other income (expense)                                         (422)        (57)
                                                           --------    --------
Earnings before income tax expense                            6,367       4,813
Income tax expense                                            2,302       1,758
                                                           --------    --------
Net earnings                                               $  4,065    $  3,055
                                                           ========    ========

Basic net earnings per common share                        $   0.23    $   0.18
Diluted net earnings per common share                      $   0.22    $   0.17

Shares used in the calculation of diluted net earnings
per common share                                             18,579      18,242

                        For the Six Months Ended June 30,

                                                             2007        2006
                                                           --------    --------

 Net sales                                                 $ 71,970    $ 49,697
 Gross profit                                                21,923      17,022
 Operating expenses                                           9,792       7,683
                                                           --------    --------
 Earnings from operations                                    12,131       9,339
 Other income (expense)                                        (450)        (81)
                                                           --------    --------
 Earnings before income tax expense                          11,681       9,258
 Income tax expense                                           4,175       3,345
                                                           --------    --------
 Net earnings                                              $  7,506    $  5,913
                                                           ========    ========

 Basic net earnings per common share                       $   0.42    $   0.34
 Diluted net earnings per common share                     $   0.41    $   0.32

Shares used in the calculation of diluted net earnings
per common share                                             18,487      18,238

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Balchem Corporation (NASDAQ:BCPC)                                              2

New Record Quarter Results for Net Sales and Net Earnings
         Record net sales of $44.4 million were achieved for the quarter ended
         ----------------
June 30, 2007. This is an increase of 76.8% above the $25.1 million result of the prior year comparable quarter and was derived from both organic and acquisition growth. Record net earnings for the quarter were $4.1 million, an
                    -------------------
increase of $1.0 million, or 33.1% as compared with the same period last year. The $4.1 million in net earnings resulted in an increase in diluted net earnings of 29.4% to $0.22 per share for the second quarter of 2007 versus $0.17 per share for the comparable quarter of the prior year.

         In the second quarter of 2007, the BCP Ingredients segment achieved record quarterly sales of $24.3 million. This result reflects sales from the customer list acquisition of Chinook Group Limited ("Chinook"), completed earlier in 2007, as well as sales from the acquisition of Akzo Nobel Chemicals S.p.A. ("Akzo"), completed in May 2007. The Chinook and Akzo acquisitions contributed approximately $9.5 million and $6.7 million of the revenue increase in this segment, respectively. The overall increase in sales volume and product mix drove positive earnings from operations for this segment, improving to $2.5 million, as compared to $1.1 million in the prior year comparable quarter. This segment earnings result also includes non-cash amortization expense of $0.7 million derived from the Chinook acquisition. Sales of the Encapsulated/Nutritional Products segment were $11.7 million, an increase of 11.5% from the prior year comparable quarter. This result was driven principally by increased global sales of human nutritional and choline products, and includes $0.3 million from the Akzo acquisition. Continued strong sales of REASHURE(R) and Niashure, our specialty animal nutrition and health products targeted for ruminant animals, and increases in the companion animal market also contributed to this double digit growth. Segment results were partially offset by continued slowness in sales of calcium products into the over-the-counter pharmaceutical markets. Earnings from operations for this segment improved 19.7% to $1.2 million, as compared to the comparable quarter of the prior year. The ARC Specialty Products segment generated earnings from operations of $3.1 million on record quarterly sales of $8.4 million. Earnings from operations for this segment were 10.4% higher than the prior year quarter, due to a 4.5% increase in sales, principally from increased volumes of ethylene oxide products.

         Gross profit for the quarter ended June 30, 2007 was $12.2 million, or an increase of 38.4% compared to $8.8 million for the prior year comparable period, largely due to the above-noted increase in sales. Operating (Selling, R&D, and Administrative) expenses increased 37% to $5.4 million, as compared to $3.9 million for the prior year comparable quarter, equaling 12.2% of net sales down from 15.7% in the prior year quarter. This increase in operating expenses was primarily due to additional amortization and selling expenses associated with the Chinook and Akzo acquisitions.

         For the six months ended June 30, 2007, net sales have increased 44.8% to $72.0 million compared to $49.7 million in the comparable prior year period. Net earnings increased 26.9% to $7.5 million or $0.41 per diluted share, versus net earnings of $5.9 million, or $0.32 per diluted share in the prior year comparable period.

         Balance sheet ratios and our cash flow continue to be strong. Late in the first quarter of 2007, we borrowed $29 million, the proceeds of which were used to complete the funding of the Chinook acquisition. In May, 2007, we borrowed an additional $10 million to complete the funding of the Akzo acquisition.

Balchem Corporation (NASDAQ:BCPC)                                              3

Outlook
         Commenting on 2007, Dino A. Rossi, President and CEO of Balchem, said "We are busy integrating the Chinook and Akzo acquisitions. While this second quarter result does not reflect all of the synergies that we expect for our choline platforms, we have made significant progress. We have transitioned the acquired customer base with no disruptions, and early on, we are quite pleased with the businesses acquired, as they have contributed accretively to our earnings this quarter. We have broadened our technology base into manufacturing of methylamines and derivatives as well as additional choline technologies and end markets. We expect the results of our calcium products for the pharmaceutical and OTC markets to improve beginning in the third quarter, supporting our expectation of strong double digit growth in both sales and earnings for the balance of the year."

Quarterly Conference Call
         A quarterly conference call will be held on Wednesday, August 1, at 2:00 PM Eastern Time (ET) to review second quarter 2007 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Monday, August 6. To access the replay of the conference call, dial (877) 660-6853, use account #298 and conference ID#249459. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the conference call.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical, human and animal nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2006. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

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Balchem Corporation (NASDAQ:BCPC)                                              4

Selected Financial Data
($ in 000's)

Business Segment Net Sales:
-------------------------------------------------------------------------------
                                    Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                     2007        2006        2007         2006
-------------------------------------------------------------------------------
Specialty Products                 $  8,367    $  8,009    $ 16,428    $ 15,960
Encap/Nutritional Products           11,746      10,539      23,246      20,328
BCP Ingredients                      24,258       6,552      32,296      13,409
-------------------------------------------------------------------------------
Total                              $ 44,371    $ 25,100    $ 71,970    $ 49,697
===============================================================================

Business Segment Earnings (Loss):
-------------------------------------------------------------------------------
                                    Three Months Ended       Six Months Ended
                                         June 30,                June 30,
                                     2007        2006        2007         2006
-------------------------------------------------------------------------------
Specialty Products                 $  3,053    $  2,764    $  5,956    $  5,536
Encap/Nutritional Products            1,213       1,013       2,456       2,052
BCP Ingredients                       2,523       1,093       3,719       1,751
Other income (expense)                 (422)        (57)       (450)        (81)
-------------------------------------------------------------------------------
Earnings bef. income taxes         $  6,367    $  4,813    $ 11,681    $  9,258
===============================================================================



Selected Balance Sheet Items
                                                  June 30,     December 31,
                                                  --------     ------------
                                                    2007           2006
                                                    ----           ----
   Cash                                         $      5,312   $      5,189
   Accounts Receivable                                23,629         11,578
   Inventories                                        16,639          9,918
   Other Current Assets                                4,622          2,170
                                                ------------   ------------
   Current Assets                                     50,202         28,855

   Property, Plant, & Equipment (net)                 39,986         31,313
   Other Assets                                       61,552         32,165
                                                ------------   ------------
   Total Assets                                 $    151,740   $     92,333
                                                ============   ============

   Current Liabilities                          $     29,125   $      9,560
   Other Long-Term Obligations                        38,033          7,411
                                                ------------   ------------
   Total Liabilities                                  67,158         16,971

   Stockholders' Equity                               84,582         75,362
                                                ------------   ------------
   Total Liabilities and Stockholders' Equity   $    151,740   $     92,333
                                                ============   ============